Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
FOR IMMEDIATE RELEASE
Sale of Northrock Resources to Pogo Producing Company Closes
SAN RAMON, Calif.

Sept. 28, 2005
Chevron Corporation (NYSE: CVX) announced today that Canadian subsidiaries Unocal Canada Ltd. and Unocal Canada Alberta Hub Ltd. closed the sale of Northrock Resources Ltd. to Pogo Producing Company (NYSE: PPP), on Sept. 27, for approximately $1.7 billion.
The sale agreement was initially entered into July 8, 2005, prior to the closing of the Unocal-Chevron merger. When the merger closed on Aug. 10, 2005, Unocal Canada and Unocal Canada Alberta Hub, which collectively owned 100 percent of the shares of Northrock, became indirectly controlled by Chevron Corporation. The sale of Northrock assets follows Chevron’s divestiture of its conventional oil and gas business in Western Canada in 2004 and 2005. Chevron remains focused on core areas of interest in Canada including offshore Atlantic Canada, Alberta’s oil sands and the Mackenzie Delta in the western Arctic.
After the sale to Pogo Producing Company, Unocal Canada and Unocal Canada Alberta Hub continue to hold their respective interests in the Aitken Creek Gas Storage facility, located near Fort St. John, B.C., and in the Alberta Hub gas storage facility, located approximately 80 miles (about 130 km) west of Edmonton, Alberta. These assets are now managed by the Chevron Global Gas organization, with support from Chevron Canada Resources, a Canadian subsidiary of Chevron Corporation.
Chevron Corporation is one of the world’s leading energy companies. With more than 53,000 employees, Chevron subsidiaries conduct business in approximately 180 countries around the world, producing and transporting crude oil and natural gas, and refining, marketing and distributing fuels and other energy products. Chevron is based in San Ramon, Calif. More information on Chevron is available at www.chevron.com.